ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this ‘‘Agreement’’) is made as of the 5th day of February, 2007, by and among TriSoft Media, Inc., a Florida corporation (‘‘TriSoft’’) AudioStreet, Inc. a Florida corporation (‘‘AudioStreet’’) (collectively the ‘‘Sellers’’), Cary Bartlett (‘‘Bartlett’’), Joe Raio (‘‘Raio’’), Miguel Rengifo (‘‘Rengifo’’) and Jason Rodman (‘‘Rodman’’) (Bartlett, Raio, Rengifo and Rodman being referred to collectively as the ‘‘Seller Principals’’) and Ckrush Digital Media, Inc., a Delaware corporation (‘‘Buyer’’).

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, assets described more particularly below, upon the terms and conditions hereinafter set forth; and

WHEREAS, Michael Brauser (the ‘‘Seller’s Agent’’) has assisted the Sellers and the Seller Principals in the negotiation of the transactions contemplated by this Agreement and shall participate in the receipt of the Purchase Price payable to the Seller as set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing, and the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS

1.01    Purchase and Sale. At the Closing, subject to the terms and conditions hereinafter set forth, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, free and clear of any liabilities, obligations, adverse claims, security interests, liens and encumbrances, all of Sellers’ right, title and interest in and to all of the assets related to its website design, development, hosting, advertising and media placement business (the ‘‘Business’’) (collectively, the ‘‘Assets’’), including, without limitation, the following:

a)    AudioStreet.Net. The Internet domain name AudioStreet.net, all registrations of the domain name AudioStreet.net, all of the subdomain names related to AudioStreet.net, all domain names registered by Sellers related to AudioStreet.net, and all rights to listings or keyword associations in any Internet search engines or directories associated with the domain name AudioStreet.net (collectively the ‘‘AudioStreet Domain Name’’), and all Web Site Materials created or acquired by or for Sellers related to the Business and associated with, or located at or under, the AudioStreet Domain Name (collectively, the ‘‘AudioStreet Web Site’’), all as more particularly set forth on Schedule 1.01 (a).

b)    MixStreet.Net. The Internet domain name MixStreet.net, all registrations of the domain name MixStreet.net, all of the subdomain names related to MixStreet.net, all domain names registered by Sellers related to MixStreet.net, and all rights to listings or keyword associations in any Internet search engines or directories associated with the domain name MixStreet.net (collectively the ‘‘MixStreet Domain Name’’). All Web Site Materials created or acquired by or for Sellers related to the Business and associated with, or located at or under, the MixStreet Domain Name (collectively, the ‘‘MixStreet Web Site’’), all as more particularly set forth on Schedule 1.01 (b).

For purposes of this Agreement, the term ‘‘Web Site Materials’’ includes, without limitation: (i) web pages, support files and related information and data associated with the applicable Web Site; (ii) any and all text, graphics, HTML or similar code, applets, scripts, programs, databases, source code, object code, templates, forms, image maps, documentation, audio files, video files, log files or customer data; (iii) all copyrights, copyright registrations, copyright applications, trade secrets, publicity rights and know-how; (iv) all content that has appeared in any past or present editions of the applicable Web Site, whether archived on the applicable Web Site or otherwise; and (v) the operation, concepts, look and feel of the applicable Web Site.

c)    Domain Names. All domain names registered by Sellers related to the Business, all domain name registrations related to the Business, all rights to listings or keyword associations in any Internet search engines or directories, all Web Site Materials created or acquired by or for Sellers related to the Business, regardless of whether currently used all of which are listed on Schedule 1.1 (c) to this Agreement.

d)    Furniture, Fixtures and Equipment. All fixtures, furniture, equipment, machinery, materials, tools, apparatus, and other tangible personal property of every kind, character, and description used in connection with the Business, which are set forth on Schedule 1.1(d) attached hereto and made a part hereof (collectively, the ‘‘Equipment’’);

e)    Computer Equipment. All of Sellers’ computer equipment, software, software licenses and hardware, including without limitation, all central processing units, terminals, disk drives, tape drives, electronic memory units, website hookups, modem lines, DSL lines owned by Sellers and used in connection with the Business to the extent that same currently exists and is legally transferable, as set forth on Schedule 1.1(e) (collectively, ‘‘Computer Equipment’’);

f)    Customer Data. All lists and data of clients and customers of the Business (‘‘Customers’’), all lists and data of web site visitors and/or users, all membership lists, all vendor lists and vendor data, all supplier lists and supplier data, all files, records, documents, written and recorded materials, all sales and promotional material and other sales related material relating to the Business (collectively, the ‘‘Customer Data’’);

g)    Intellectual Property. All of Sellers’ intellectual property relating to the Business, including but not limited to, (i) all fictitious business names, tradenames, registered and unregistered trademarks, service marks and related applications, (ii) patents, patent rights and patent applications, (iii) registered and unregistered copyrights in published and material unpublished works, computer programs and software, (iv) proprietary formulae, trade secrets, formulations, and inventions, and (v) contracts to which either TriSoft or AudioStreet is a party or by which either TriSoft or AudioStreet is bound relating to any of the foregoing or to know-how, software, technical information, process technology, plans, drawings and blue prints (collectively the ‘‘Intellectual Property’’).

h)    Contracts. All right, title and interest of Sellers in, to an under the contracts, equipment leases, vehicle leases, computer equipment leases and agreements relating to the Business, and all rights, privileges, deposits, claims, causes of action and options in favor of Sellers relating or pertaining to all of the foregoing (collectively, the ‘‘Contracts’’), all as listed on Schedule 1.01 (h);

i)    Lease. All right, title and interest of Sellers in the written lease (the ‘‘Lease’’) covering the premises leased by Sellers at 134 NW 16th Street, Suite 3, Boca Raton, Florida 33432 (the ‘‘Premises’’), a true copy of which is annexed hereto as Schedule 1.1(h) and made a part hereof, along with the consent of the landlord under the Lease to the assignment of the Lease;

j)    Accounts Receivable. All of the accounts receivables related to the Business (the ‘‘Accounts Receivable’’) as of the Closing Date, as set forth on Schedule 3.08 as of the date of this Agreement, which Schedule will be updated on and as of the Closing Date;

k)    Work in Process. All work in process as of the Closing Date, as set forth on Schedule 1.1 (k);

l)    Cash and Cash Equivalents. All cash and cash equivalents related to the Business held by Sellers at the Closing by a a credit in favor of the Buyer against the cash portion of the Purchase Price as provided in Section 1.03 of this Agreement; and

m)    Goodwill. All goodwill associated with, and the going concern value of, the Business (the ‘‘Goodwill’’).

1.02    No Assumption of Liabilities. Except for the assumption of Sellers’ obligations under the Lease assigned in accordance with Section 1.01(h), Buyer is acquiring the Assets hereunder without any assumption of Sellers’ debts, obligations, liabilities, or commitments, whether accrued now or hereafter, whether fixed or contingent, or whether known or unknown. Sellers will cause any existing liens on the Assets to be released at or prior to the Closing.

1.03    Consideration. The consideration for the Assets is (i) Six Hundred Thousand Dollars ($600,000) payable to the Sellers at Closing by wire transfer of immediately available funds, (ii) four million (4,000,000) shares of the common stock of Buyer’s corporate parent, Ckrush, Inc. (the ‘‘Ckrush Stock’’) to be issued to the Sellers’ Principals and the Sellers’ Agent as set forth below and (iii) the assumption of the Lease (collectively the ‘‘Purchase Price’’). The Ckrush Stock shall be issued to the following:

Bartlett	800,000 shares
Raio	800,000 shares
Rengifo	800,000 shares
Rodman	600,000 shares
Sellers’ Agent	1,000,000 shares

1.04    Sale of AudioStreet.Net. In the event Buyer sells the AudioStreet Domain Name and AudioStreet Web Site to a person not a party to this Agreement, not in conjunction with the sale of other assets owned by Buyer or its Affiliates (the ‘‘Subsequent Sale’’), then Buyer shall pay Sellers an amount equal to five percent (5%) of Buyer’s Net Profit on the Subsequent Sale, payable as and in the manner received by Buyer. For the purposes of this Agreement, Net Profit shall be an amount equal to the purchase price of the Subsequent Sale less the amount allocated to the purchase of the AudioStreet Domain Name and AudioStreet Web Site on Schedule 1.05.

1.05    Allocation. The Purchase Price shall be allocated in accordance with Schedule 1.05. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 1.05 for all tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code (the ‘‘Code’’). Buyer shall prepare and deliver Form 8594 to Sellers within forty-five (45) days after the Closing to be filed with the IRS, and such form shall be satisfactory in form and content to the Sellers in their reasonable judgment. In any proceeding related to the determination of any Tax, neither Buyer nor Sellers shall contend or represent that such allocation is not a correct allocation.

1.06    Closing. The purchase and sale contemplated by this Agreement (the ‘‘Closing’’) shall take place at the offices of Greenbaum, Rowe, Smith & Davis LLP, 99 Wood Avenue South, Woodbridge, New Jerey 07095 simultaneously with the execution and delivery of this Agreement.

1.07    Sellers’ Closing Obligations. At or before the Closing, in addition to the other actions contemplated elsewhere herein, Sellers shall deliver to Buyer the following:

a)    a bill of sale, duly executed by Sellers conveying to Buyer all of Sellers’ right, title and interest in, to and under all of the tangible and intangible personal property included among the Assets, duly executed by Sellers (the ‘‘Bill of Sale’’);

b)    an assignment and assumption agreement, duly executed by Sellers (the ‘‘Assignment and Assumption Agreement’’) relating to the Contracts;

c)    the Employment Agreements pursuant to Section 2.01 hereof, duly executed by Seller Principals;

d)    the appropriate documentation authorizing transfer of all of the domain names related to the Business and listed on Schedule 1.01 (c), including but not limited to the AudioStreet Domain Name and the MixStreet Domain Name, as required by the registrars of such names;

e)    certificates of amendment to the certificates of incorporation of each Seller changing their names to names that are not similar with their current names;

f)    the source codes for all software included within the Assets;

g)    a tax clearance certificate from the State of Florida confirming the payment of all income, sales, employee withholding and other taxes imposed upon the Sellers;

h)    copies of the resolutions of the shareholders and boards of directors of the Sellers authorizing the transactions contemplated by this Agreement; and

i)    such other documents and instruments as Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

1.08    Buyer’s Closing Obligations. At or before the Closing, in addition to the other actions contemplated elsewhere herein, Buyer shall deliver, or shall cause to be delivered, to Sellers the following:

a)    the Purchase Price, consisting of both the cash portion and the certificates representing the shares of Ckrush Stock;

b)    the Assignment and Assumption Agreement, duly executed by Buyer;

c)    the Employment Agreements, duly executed by Buyer;

d)    resolutions of the Board of Directors and sole stockholder of the Buyer aouthorizing the execution, delivery and performance of this Agreement by Buyer; and

e)    such other documents and instruments as Sellers may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

ARTICLE II
OTHER AGREEMENTS AND COVENANTS

2.01    Non-Competition. Each of the Sellers and the Seller Prinicpals hereby agree not to engage in the business of designing or programming social network websites specializing in music, for a period of two (2) years following the Closing, anywhere in the United States, except in the cases of Bartlett, Raio and Rengifo, as employees of the Buyer.

2.02    Employment Agreements. At the Closing, Buyer shall enter into employment agreements with Bartlett, Raio and Rengifo in the form set forth on Exhibit A, attached hereto and made a part hereof (the ‘‘Employment Agreements’’).

2.03    Financial Statements. The Sellers and Sellers’ Principals acknowledge that, as a reporting company under the Securities Exchange Act of 1934, as amended, the parent corporation of the Buyer will have reporting obligations to the Securities and Exchange Commision with respect to the transactions contemplated by this Agreement, including without limitation concerning the financial statements of the Sellers. The Sellers and Sellers’ Principals therefore agree to cooperate on a timely basis with all reasonable requests made by the Buyer with respect to such obligations, including without limitation the execution and delivery of representation letters to the accountants for Ckrush, Inc.

2.04    Rights to Software. Within thirty (30) days following the Closing Date, each Seller will obtain from each customer for which at any time such Seller designed or developed a website written confirmation that the intellectual property created by the Seller in the course of its engagement by such customer was and remained at all times the sole and exclusive property of such Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

TriSoft and AudioStreet jointly and severally hereby represent and warrant the following to Buyer as an inducement to enter into and perform Buyer’s obligations under this Agreement:

3.01    Corporate Organization — TriSoft. Schedule 3.01 contains a complete and accurate list of TriSoft’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business. TriSoft is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own or use the Assets, to conduct the Business as now being conducted, and to perform its obligations under the Contracts to which it is a party. TriSoft is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or license.

3.02    Corporate Organization — AudioStreet. Schedule 3.02 contains a complete and accurate list of AudioStreet’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business. AudioStreet is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to own or use the Assets, to conduct the Business as now being conducted, and to perform its obligations under the Contracts to which it is a party. AudioStreet is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification or license.

3.03    Power and Authorization. This Agreement has been duly and validly executed and delivered by Sellers and assuming due execution by Buyer constitutes the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Sellers have full legal right, power and authority to execute, deliver and perform its obligations under this Agreement and under all other agreements and documents required to be delivered by it prior to or at the Closing (collectively, the ‘‘Sellers Transaction Documents’’). The execution, delivery and performance by Sellers of the Sellers Transaction Documents has been duly authorized by all necessary corporate action on the part of Sellers. When executed and delivered as contemplated herein, each of the Sellers Transaction Documents shall constitute the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with its terms.

3.04    No Conflicts. Except as set forth on Schedule 3.04, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Seller Transaction Documents will, directly or indirectly, with or without notice or lapse of time:

a)    cause Buyer to become subject to, or to become liable for the payment of, any Tax;

b)    breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract; or

c)    result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

For purposes of this Agreement, the term ‘‘Encumbrance’’ shall mean any lien, mortgage, security interest, charge or other encumbrance upon or with respect to any of the properties, assets, whether now owned or hereafter acquired and the term ‘‘Person’’ shall mean any person, entity or governmental authority.

3.05    Assets.

(a)    Sellers have good and valid title to, at the Closing will have good and valid title to, or hold by valid and existing lease or license, all the Assets free and clear of all Encumbrances.

(b)    All the Assets are in good usable, saleable, operating or merchantable condition, as applicable.

(c)    No licenses or other consents from, or payments to, any other person, entity or governmental authority are or will be necessary the continued operation of the Business and use of the Assets in the manner in which Sellers have operated the same, and no such person, entity or authority has made any claim to the contrary, except for licenses and consents already obtained by Sellers. No person or entity other than Sellers have any right or interest in any of the Assets, including the right to grant interests in the Assets to third parties.

(d)    No restrictions exist on Sellers’ right to sell, resell, license or sublicense any of the Assets or engage in the Business, nor will any such restrictions be imposed on Buyer as a consequence of the transactions contemplated by this Agreement.

(e)    The Assets (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Sellers and (ii) include all of the operating assets related to the Business.

3.06    Intellectual Property.

a)    Schedule 3.06(a) lists all the Intellectual Property owned by Sellers included within the Assets. Sellers have good and valid title to all of the Intellectual Property identified on Schedule 3.06(a), free and clear of any Encumbrances.

b)    Schedule 3.06(b) lists all Intellectual Property that is owned by any other Person, is licensed to or used by Sellers and related to the Business and identifies the license agreement or other agreement under which such Intellectual Property asset is being licensed to or used by the Sellers (collectively, the ‘‘License Agreements’’). Sellers have a valid right to use and otherwise exploit, and to license to others to use and otherwise exploit, all Intellectual Property listed on Schedule 3.06(b). Except as set forth on Schedule 3.06(b), Sellers are not obligated to make any payment to any Person for the use or other exploitation of any Intellectual Property included within the Assets.

c)    Except as set forth in Schedule 3.06(c), (i) the consummation of the transactions contemplated by this Agreement will not materially impair any right to own or use the Intellectual Property or the License Agreements, (ii) all the License Agreements are valid, no condition exists or event has occurred which with notice or lapse of time would constitute a default thereunder or a basis for delay, nonperformance, termination, modification or acceleration of maturity or performance by any party thereto, and no third party has notified Sellers in writing of a default or breach under any License Agreement, (iii) Sellers have not received any notice of any claims by any Person to the use of any of the Intellectual Property, or challenging or questioning the validity or effectiveness of any of the License Agreements, (iv) no other Person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with any of the Intellectual Property, and (v) no Person has any valid right, claim or interest in or with respect to any Intellectual Property or License Agreements.

3.07    Books and Records; Financial Statements. All the books and records of the Sellers relating to the Assets or the Business, including all personnel files, all sales reports, employee data, and other materials relating to employees of the Business which have been furnished by Sellers to Buyer are complete and correct in all material respects and have been maintained in accordance with all applicable laws. Such books and records fairly and accurately reflect, in reasonable detail, all transactions, revenues, expenses, assets, and liabilities of Sellers with respect to the Business. The financial statements provided to Buyer by Sellers, including the related notes, are true and correct in all material respects and fairly present the consolidated financial condition, results of operations and cash flow of Sellers as of the respective dates thereof.

3.08    Receivables. Schedule 3.08 provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Sellers which relate to the Business as of the date of this Agreement. Except as set forth in Schedule 3.08, all existing accounts receivable of the Sellers: (i) represent valid obligations of customers of the Sellers arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current.

3.09    Contracts. Except as set forth on Schedule 3.09    attached hereto and made a part hereof, each Contract was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms and may, without default or breach thereunder, be assigned to Buyer without any consent, approval or waiver from any Person. Each Contract was entered into by the Sellers with a party unaffiliated and unrelated to the Sellers and its respective equity owners, officers, directors, partners or employees. Sellers have performed in all material respects all obligations required to be performed by Sellers under each Contract to which either TriSoft or AudioStreet is a party, no condition exists or event has occurred which with notice or lapse of time would constitute a default thereunder or a basis for delay, nonperformance, termination, modification or acceleration of maturity or performance by any party thereto, and no third party has notified Sellers in writing of a default or breach under any Contract.

3.10    Taxes. All federal, state, local and foreign income, withholding, unemployment, social security, property, and all other taxes to which Sellers are subject (collectively, ‘‘Taxes’’), due from or required to be remitted by Sellers with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the Closing have been fully and timely paid or, (i) to the extent contested or disputed, as set forth on Schedule 3.10 attached hereto and made a part hereof, reserved against on the books and records of Seller, or (ii) to the extent not yet due or payable, have been adequately provided for on the books and records of Sellers. All returns, reports and other filings required with respect to such Taxes have been timely filed. No extension of any statute of limitations for the assessment or collection of any Taxes has been granted by any taxing authority with respect to Sellers. The federal income tax returns of Sellers have not been audited or otherwise examined by the Internal Revenue Service within the past three (3) years, and no state or local income, sales, use, or property tax returns of Sellers have been audited or otherwise examined within the past three (3) years. Sellers have not received any notice of the pendency of any such audit or examination. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal or state income tax return for any period.

3.11    Employee Matters.

a)    Except as set forth on Schedule 3.11, there are no employees and no employment contracts, operating agreements, management contracts, listing agreements, employment agreements, union contracts, or labor agreements in connection with or related to the Business.

b)    None of the employees engaged in the operation or maintenance of the Business is employed pursuant to a written agreement and all such employees may be terminated at will. Sellers have not entered into any union contracts pertaining to employees of the Business. Sellers are not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of the Business, no collective bargaining agent has been certified as a representative of any of the employees of the Business, and no representation campaign or election is now in progress or threatened, with respect to any of the employees of the Business. A list of employees of the Business and their compensation and current benefits is attached hereto as Schedule 3.11.

c)    There are no pension plans, including without limitation defined benefit and defined contribution plans, stock ownership plans, executive compensation programs or arrangements, bonus plans, incentive compensation plans or arrangements, profit sharing plans or arrangements, deferred compensation agreements or arrangements, supplemental retirement plans or arrangements, vacation pay, sickness, disability, or death benefit plans (whether provided through insurance, on a funded or unfunded basis, or otherwise), medical or life insurance plans providing benefits to any of Sellers’ employees, retirees, or former employees or their dependents, survivors or beneficiaries, employee stock option or stock purchase plans, severance pay, termination, salary continuation or employee assistance plans, or any other employee benefit plans, programs, or arrangements, including without limitation any ‘‘plan’’ within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (‘‘ERISA’’), that are maintained by Sellers for the benefit of or relating to any of Sellers’ employees, former employees or retirees or their dependents, survivors beneficiaries or alternate payees, whether or not legally binding, and for which Sellers could reasonably have any liabilities (collectively, the ‘‘Benefit Plans’’).

3.12    Environmental Matters.

a)    The Premises, the Business and all operations of Seller at the Premises are in compliance with all applicable Environmental Laws (as defined herein).

b)    No Hazardous Substances (as defined herein) have been used, handled, generated, processed, treated, stored, released, discharged or disposed of by Sellers on or from the Premises (i) in violation in any applicable Environmental Laws, or (ii) which requires investigation or remediation by Seller under applicable Environmental Laws investigation.

c)    There are no above or underground storage tanks on or beneath the Premises.

d)    Sellers have not received written notice of:

i)    any claim, demand, investigation, enforcement, response, removal, remedial action, statutory lien or other governmental or regulatory action instituted or threatened against Sellers with respect to the Premises or the Business pursuant to any Environmental Law;

ii)    any claim, demand, suit or action, made or threatened by any Person against Sellers with respect to the Premises or the Business, relating to (A) any damage, loss or injury resulting from, or claimed to have resulted from, any Hazardous Substance on or emanating from the Premises or the Business, or (B) any alleged violation of any Environmental Law by Sellers in connection with its operations at the Premises or the Business; or

iii)    any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule from any governmental or regulatory agency arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at the Premises.

e)    As used herein:

i)    The term ‘‘Environmental Laws’’ means all applicable federal, state and local laws and regulations concerning or relating to or the protection of human health and/or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 960 1 et seq. (1995), as amended (‘‘CERCLA’’), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. as amended (‘‘RCRA’’), the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. as amended, the Clean Air Act, 42 U.S.C. § 7401 et seq. as amended, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq. as amended, and the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. as amended, and regulations promulgated thereunder.

ii)    The term ‘‘Hazardous Substances’’ means any substance that is: (A) petroleum and petroleum derivatives, asbestos or asbestos-containing material or polychlorinated biphenyls; (B) defined, designated or listed as a ‘‘Toxic Pollutant’’ or Hazardous Substance’’ pursuant to §§ 307 and 311 of the Federal Water Pollution Control Act, 33 U.S.C. §§ 1317, 1321 or § 101(14) of CERCLA, 42 U.S.C. § 9601; (C) listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. § 172.101; (D) defined, designated or listed as a ‘‘Hazardous Waste’’ under § 1004(5) of RCRA, 42 U.S.C. § 6903(5); (E) listed as a ‘‘Hazardous Air Pollutant’’ under § 112 of the Clean Air Act, 42 U.S.C. § 7412; or (F) listed as a hazardous substance under any laws of the State of Florida.

3.13    Authorizations. Schedule 3.13 attached hereto and made a part hereof is a true and complete list of all certificates, licenses and permits ( ‘‘Authorizations’’) held by Sellers in connection with the Business. All Authorizations are valid and Sellers have not received written notice of any violation of such Authorizations. The Authorizations are the only certificates, licenses, and permits which are required for the lawful ownership, use, occupancy, operation and maintenance of the Business as presently operated.

3.14    Insurance. Schedule 3.14 lists all insurance policies of the covering the Assets, employees and operations of Buyer as of the date hereof and any pending claims under such policies. All such policies are in full force and effect, all premiums due thereon have been paid by Buyer and Buyer has complied in all material respects with the provisions of such policies and has not received any notice from any of its insurance brokers or carriers that any insurance policy is no longer in full force or effect or that such broker or carrier will not be willing or able to renew their existing coverage and perform its obligations thereunder. All such policies shall continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

3.15    No Misrepresentations. The representations, warranties and statements made by the Sellers in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

3.16    Suppliers and Customers. Set forth on Schedule 3.16 is a list of the names of each of Sellers’ suppliers and customers of products and services with respect to the Business. None of such current suppliers and customers has refused, or communicated in writing to Sellers that it will or may refuse, to purchase or supply products or services from or to Sellers or has communicated in writing to Sellers that it will or may substantially reduce the amount of products or services that it is willing to purchase from or supply to Sellers. Sellers are not past due with respect to any amounts owed to any of the suppliers or customers listed on Schedule 3.16.

3.17    Purchase Entirely for Own Account. This Agreement is made by Buyer in reliance upon Sellers’ Principals and Sellers’ Agent’s representations to Buyer, which by Sellers’ Principals and Sellers’ Agent’s execution of this Agreement Sellers’ Principals and Sellers’ Agent hereby confirm, that the Ckrush Stock to be received by Sellers’ Principals and Sellers’ Agent will be acquired for investment for Sellers’ Principals and Sellers’ Agent’s own respective accounts, not as a nominee or agent, and not with a present view to the resale or distribution of any part thereof, and Sellers’ Principals and Sellers’ Agent have no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Sellers’ Principals and Sellers’ Agent further represent that they do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any of the Ckrush Stock.

3.18    Investment Experience. Sellers’ Principals and Sellers’ Agent are each investors in securities of companies in the development stage and acknowledge that they can bear the economic risk of their investment and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the total investment in the Ckrush Stock. Sellers’ Principals and Sellers’ Agent each recognize that an investment in Buyer involves a high degree of risk.

3.19    Intentionally Omitted.

3.20    Restricted Securities. Sellers’ Principals and Sellers’ Agent understand that the Ckrush Stock they are receiving are characterized as ‘‘restricted securities’’ under the federal securities laws inasmuch as they are being acquired from the Buyer’s parent corporation in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, Sellers’ Principals and Sellers’ Agent represent that they are familiar with Rule 144 under the Securities Act (‘‘Rule 144’’), as currently in effect, and understand the resale limitations imposed thereby and by the Securities Act.

3.21    Further Limitations on Disposition. Without in any way limiting the representations set forth above, unless there is then in effect a registration statement under the Securities Act covering any proposed disposition and any disposition is made in accordance with such registration statement, Sellers’ Principals and Sellers’ Agent further agree not to make any disposition of all or any portion of the Ckrush Stock unless and until the transferee has agreed in writing for the benefit of Buyer to be bound by this Section 3, and:

a)    If reasonably requested by Buyer, Sellers’ Principals and Sellers’ Agent shall furnish Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of such Ckrush Stock under the Securities Act. It is agreed that Buyer will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

3.22    Legends. It is understood that any certificates evidencing the Ckrush Stock may bear one or all of the following legends:

a)    ‘‘These securities have not been registered under the Securities Act of 1933, as amended (the ‘‘Securities Act’’). They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Securities Act or an opinion of counsel satisfactory to Buyer that such registration is not required or unless sold pursuant to Rule 144 of such Securities Act.’’

b)    Any legend required by the laws of the State of Florida.

c)    A legend with respect to the Company’s rights under Section 5.03 of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

To induce Sellers to enter into this Agreement and perform their obligations hereunder, Buyer represents and warrants to Sellers as follows:

4.01    Organization. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to carry on its business as presently conducted, to own, lease and operate all of the assets and properties that it owns, leases or operates and to perform all its obligations under each agreement and instrument to which it is a party or by which it is bound.

4.02    Power and Authorization. This Agreement has been duly and validly executed and delivered by Buyer and assuming due execution by Sellers constitutes the legal, valid and binding obligation of

Buyer, enforceable against Buyer in accordance with its terms. Buyer has full legal right, power and authority to execute, deliver and perform its obligations under this Agreement and under all other agreements and documents required to be delivered by it prior to or at the Closing (collectively, the ‘‘Buyer Transaction Documents’’). The execution, delivery and performance by Buyer of the Buyer Transaction Documents has been duly authorized by all necessary corporate action on the part of Buyer. When executed and delivered as contemplated herein, each of the Buyer Transaction Documents shall constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms.

4.03    No Conflicts.

a)    The execution and delivery by Buyer of this Agreement does not, and the execution, delivery and performance by Buyer of the other Buyer Transaction Documents will not (in each case, with or without the passage of time or the giving of notice) violate or conflict with the Certificate of Incorporation or Bylaws of Buyer or, to Buyer’s knowledge, any law applicable to Buyer, the violation of which would have a material adverse effect on the Assets or on Buyer’s ability to acquire, own and operate the Assets as contemplated hereunder.

b)    The execution and delivery by Buyer of this Agreement does not, and the execution, delivery and performance by Buyer of the other Buyer Transaction Documents will not require Buyer to obtain any Authorization of, or to make any filing, registration or declaration with or notification to, any Person, except for any Authorization, filing, registration, declaration, notification, consent, waiver or approval the failure to obtain or make which would not prevent or materially delay Buyer from performing any of its obligations under the Buyer Transaction Documents.

ARTICLE V
INDEMNIFICATION

5.01    Sellers’ Indemnification of Buyer. Sellers and, subject to the last sentence in this Section 5.01, each of the Seller’s Principals agree to jointly and severally indemnify Buyer against, and agree to pay and hold harmless Buyer for all liabilities, obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expense and disbursements (including reasonable costs of investigation, and reasonable attorneys, accountants, and expert witness fees), of whatsoever kind and nature (‘‘Losses’’) that are imposed on or incurred by Buyer as a consequence of or in connection with: (a) any material misrepresentation by Sellers herein, (b) any of Sellers’ liabilities or the related to the Assets or the Business, known or unknown, liquidated or unliquidated, not expressly assumed by Buyer hereunder, including but not limited to any environmental claims and liabilities, (c) any breach by Sellers of a warranty or covenant contained herein, (d) any failure by Sellers to perform any agreement or covenant of Sellers contained herein, or (e) the enforcement of this indemnification provision. Notwithstanding the foregoing, Rodman shall have no liability with respect to any Losses relating to TriSoft’s accounts receivables, and Bartlett and Rengifo shall have no liability with respect to any Losses relating to AudioStreet’s account receivables.

5.02    Buyer’s Indemnification of Sellers. Buyer hereby agrees to indemnify Sellers against, and agrees to pay and hold harmless Sellers for all Losses that are imposed on or incurred by Sellers as a consequence of or in connection with: (a) any material misrepresentation by Buyer herein, (b) any breach by Buyer of a warranty or covenant contained herein, (c) any failure by Buyer to perform any agreement or covenant of Buyer contained herein, (d) the assumed Lease, (e) Buyer’s operation of the Business from and after Closing, and (f) the enforcement of this indemnification provision.

5.03    Notice of Claims and Potential Claims. The party which is entitled to be indemnified by the other party pursuant to Article V of this Agreement (the ‘‘Indemnified Party’’) agrees to give prompt written notice to the party which is required to indemnify the Indemnified Party (the ‘‘Indemnifying Party’’) upon the receipt by the Indemnified Party of notice of any claim by a third party against the Indemnified Party which might give rise to a claim against the Indemnifying Party stating the nature and the basis of such claim and, if ascertainable, the amount thereof. In connection with any such third party claim, the Indemnifying Party may, at its election and expense, have the right to participate in the defense of such third party claim and no such third party claim shall be settled without the consent of the

Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Sellers’ Principals acknowledge that Buyer will have recourse for any indemnification claim against the shares of Ckrush Stock that are issued to them as part of the Purchase Price and that in the event of a claim against them pursuant to Section 5.01 of the Agreement any time prior to the first anniversary of the date of this Agreement, the shares of Ckrush Stock may not be sold or transferred by the Sellers’ Principals. The Buyer agrees that with respect to Bartlett, Raio and Rengifo, the Buyer shall have no right to set off any claims under this Article V against any compensation due to them as employees of the Buyer under their respective employment agreements.

5.04    Survival. The indemnification rights of each party set forth in Article V of this Agreement shall survive the Closing for a period of two (2) years, or upon default of the Indemnified Party in its post closing obligations to the other party, whichever shall occur first.

ARTICLE VI
MISCELLANEOUS

6.01    Public Statements or Releases. None of the parties to this Agreement shall make, issue or release any announcement, whether to the public generally or to any of its employees, suppliers or customers, with respect to this Agreement or the transactions contemplated hereby or thereby, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed; provided that nothing in this Section 6.01 shall prevent any of the parties hereto from making such public announcements as it may consider necessary in order to satisfy its legal obligations, but to the extent not inconsistent with such obligations, it shall provide the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

6.02    Expenses. Each of the parties hereto shall bear its own legal, accounting and administrative expenses in connection with the negotiation and consummation of the transactions contemplated hereby. Neither party shall have responsibility for the fees or expenses of any broker or advisor retained by the other party.

6.03    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.04    Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to the conflict of law principles thereof.

6.05    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be effective upon exchange of signature pages by facsimile or pdf attachments to emails; however, the parties agree to exchange original signature pages promptly following the Closing.

6.06    Interpretation. In all references herein to any parties, persons, entities or corporations, the use of any particular gender, or the plural or singular number is intended to include the appropriate gender and number as the text of the Agreement may require. The captions used herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.07    Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed given upon personal delivery to the party to be notified, on the next business day after being deposited with a national overnight courier service, or on the third business day after being deposited with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address set forth below, on that date of facsimile transmission so long as any transmission produces a receipt evidencing such transmission, or to such other address as the party to receive such notice may have designated to all other parties by notice in accordance herewith:

If to Sellers or Seller Principals:

TriSoft Media, Inc.
134 NW 16th Street, Suite 3
Boca Ration, FL 33432
        Facsimile No. 425-671-5866

With a copy to:

Micheal E. Zealy, Sr.
110 Grand Palms Drive
Pembroke Pines, FL 33027
        Facsimile No. 561-391-5406
        and

Kara Rodman
5422 NW 50th Court
Coconut Creek, FL 33073

If to Buyer:

Ckrush, Inc.
336 West 37th Street
New York, NY 10018
Attn: Jeremy Dallow, President
        Facsimile No. 212-564-4799

With a copy to:

Greenbaum, Rowe, Smith & Davis, LLP
Metro Corporate Campus One
P.O. Box 5600
Woodbridge, NJ 07095-0988
Attn: W. Raymond Felton
        Facsimile No. 732-476-2671

6.08    Waiver. A waiver at any time of compliance with any provision of this Agreement shall not be considered a modification, cancellation or waiver of such provision or of any preceding or succeeding breach thereof unless expressly so stated. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

6.09    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

6.10    Entire Agreement. his Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all other agreements, written and oral, among the parties or any of them in connection therewith.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Sellers:
TRISOFT MEDIA, INC.
By:
Name:
Title:

AUDIOSTREET.NET, INC.

By:
Name:
Title:

Buyer:

CKRUSH DIGITAL MEDIA, INC.

By:
Jeremy Dallow, President

Seller’s Principals:

Cary Bartlett

Joe Raio

Miguel Rengifo

Jason Rodman

LIMITED JOINDER

Ckrush, Inc., a Delaware corporation, joins in the execution of this Agreement for the limited purpose of confirming its obligations hereunder.

CKRUSH, INC.

By:
Jeremy Dallow, President

LIMITED JOINDER

Michael Brauser joins in the execution of this Agreement for the limited purpose of confirming his representations made herein.

Michael Brauser